Exhibit 4.27

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VIE TERMINATION AGREEMENT

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AMONG

EACH PERSON LISTED IN SCHEDULE 1 HERETO

BEIJING CENTURY TAL EDUCATION TECHNOLOGY CO., LTD.

AND

Beijing Dongfangrenli Science & Commerce Co., Ltd.

VIE Termination Agreement

This VIE Termination Agreement (this “Agreement”), dated as of July 2, 2015, is made in Beijing, the People’s Republic of China (“China”), by and among:

(1)	Each person listed in Schedule 1 hereto (individually and jointly, “Party A”);

(2)	Beijing Century TAL Education Technology Co., Ltd. (“Party B”);

Address: Room 1702-03, Lantian Hesheng Building, 32 Zhongguancun Street, Haidian District, Beijing

Legal representative: ZHANG Bangxin

And

(3)	Beijing Dongfangrenli Science & Commerce Co., Ltd. (“Party C” or the “Company”);

Address: 305, Floor 3, Building 7, 1 Balizhuang Beili, Chaoyang District, Beijing

Legal representative: LIU Yachao

In this Agreement, Party A, Party B and Party C is referred to as individually, a “Party”, and collectively, the “Parties”.

WHEREAS:

1.	Party A, Party B and Party C have entered into an Exclusive Service Agreement, an Option Agreement, and an Equity Pledge Agreement dated December 27, 2011;

2.	Party A has issued a Power of Attorney dated December 27, 2011;

3.	Each of the Parties intends to terminate all of the rights and obligations under the Exclusive Service Agreement, the Option Agreement, the Equity Pledge Agreement and the Power of Attorney (collectively, the “Control Agreements”); and

4.	The terms used but not defined in this Agreement shall have the meaning ascribed to it in the Control Agreements.

NOW, THEREFORE, the Parties agree as follows:

1.	Termination of rights and obligations under the Control Agreement

1.1	The Parties agree that the effect and force of the Control Agreements shall be terminated as of the date hereof, and the rights and obligations of each of the Parties therein shall be simultaneously terminated, including without limitation all rights of obligations of each of Party B and Party C under the Exclusive Service Agreement, the equity pledge between Party A and Party B under the Equity Pledge Agreement, and the call option of Party B under the Option Agreement.

1.2	Notwithstanding the foregoing, the terms regarding confidentiality, governing law and dispute resolution (if any) in the Control Agreements shall survive the termination.

1.3	If any Party is held liable for any damages due to its breach of any term of the Control Agreements prior to the date hereof, the other Parties agree to waive such liability and not to hold the breach Party liable therefor.

2.	Representations and Warranties

Each of the Parties represents and warrants to the other Parties that as of the date hereof:

2.1	This Agreement, upon execution, constitutes its legal, valid and binding obligation, and enforceable against its pursuant to the terms hereof; and

2.2	Its execution, delivery and performance of this Agreement will not conflict with, restrict or breach any law, regulation or agreement to which it is subject or a party.

3.	Breach Liability

If this Agreement is wholly or partially unenforceable due to breach by any Party of any term under this Agreement, the breaching Party shall be held liable for any loss incurred by the non-breaching Parties (including any lawsuit and legal fees arising therefrom).

4.	Notice

4.1	Any notice, request, demand and other communication required or otherwise made under this Agreement shall be delivered to the applicable Party in writing.

4.2	The notice or any other communication shall be deemed duly received upon transmission if it is delivered by facsimile or telex, and upon delivery by person and five (5) days after it is deposited with the mailing services provider if it is delivered by mail.

5.	Confidentiality

Each of the Parties acknowledges and confirms that the contents of this Agreement and any oral or written information communicated among the Parties regarding this Agreement shall be confidential. Each of the Parties shall keep such information in confidence and may not disclose it to any third party without prior written consent from the other Parties, except for any information that is (a) known or to be known by the general public without unauthorized disclosure by the receiving Party; (b) required to be disclosed under applicable laws or regulations; or (c) disclosed by any Party to its legal or financial advisor in connection with the transaction contemplated hereunder, provided that such legal or financial advisor is subject to confidentiality obligation similar to this Section 5. Unauthorized disclosure by any Party’s employee or service provider shall be deemed disclosure by such Party for which it shall be held liable. This Section 5 shall survive termination of this Agreement for any cause.

6.	Governing Law and Dispute Resolution

6.1	The execution, validity, interpretation, performance, amendment and termination of this Agreement and the resolution of any dispute arising therefrom shall be governed by the PRC laws.

6.2	Any dispute arising from or in connection with this Agreement shall be resolved through negotiations by the Parties and, if the negotiations fail to resolve it within 30 days, by submission by any of the Parties to arbitration by China International Economic and Trade Arbitration Commission in accordance its arbitration rules then in effect in Beijing. The arbitrary award shall be final and binding upon each of the Parties.

6.3	If any dispute arising from interpretation or performance of this Agreement occurs or is under arbitration, other than the matter involved in such dispute, the Parties shall continue to perform their respective rights and obligations under this Agreement.

7.	Miscellaneous

7.1	This Agreement shall be effective as of its execution and affixture of seal by the Parties.

7.2	This Agreement is made in Chinese.

7.3	This Agreement may be amended and supplemented with agreement by the Parties in writing. Any such amendment or supplement is an integral part of this Agreement and shall have the same effect with this Agreement.

7.4	Invalidity of any term under this Agreement shall not affect the remainder of this Agreement.

7.5	The schedule hereto is an integral part of and shall have the same effect with this Agreement.

(No text below)

IN WITNESS WHEREOF, each of the Parties has, or caused his/her authorized representative to have, signed this VIE Termination Agreement on the date first written above.

Party A:

ZHANG Bangxin Signature: /s/ ZHANG Bangxin
LIU Yachao Signature: /s/ LIU Yachao
BAI Yunfeng Signature: /s/ BAI Yunfeng

Signature page of VIE Termination Agreement

IN WITNESS WHEREOF, each of the Parties has, or caused his/her authorized representative to have, signed this VIE Termination Agreement on the date first written above.

Party B: Beijing Century TAL Education Technology Co., Ltd. (seal) /seal/

By:	/s/ ZHANG Bangxin
Name: ZHANG Bangxin
Title: Legal representative

Party C: Beijing Dongfangrenli Science & Commerce Co., Ltd. (seal) /seal/

By:	/s/ LIU Yachao
Name: LIU Yachao
Title: legal representative

Signature page of VIE Termination Agreement

Schedule 1:

Party A’s Name List

Name	ID Number
ZHANG Bangxin	321182198010012913
LIU Yachao	211103198110152138
BAI Yunfeng	360521198109240073

Schedule 1 of VIE Termination Agreement